Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
December 6, 2012 and the Prospectus dated April 2, 2012
Registration No. 333-180521

VENTAS REALTY, LIMITED PARTNERSHIP
VENTAS CAPITAL CORPORATION

Fully and unconditionally guaranteed by Ventas, Inc.

Terms applicable to

$700,000,000 2.00% Senior Notes due 2018

Issuers:	Ventas Realty, Limited Partnership and Ventas Capital Corporation

Guarantor:	Ventas, Inc.

Aggregate Principal Amount:	$700,000,000

Final Maturity Date:	February 15, 2018

Public Offering Price:	99.739%, plus accrued and unpaid interest, if any, from December 13, 2012

Coupon:	2.00%

Yield to Maturity:	2.053%

Benchmark Treasury:	0.625% due November 30, 2017

Benchmark Treasury Yield:	0.603%

Spread to Benchmark Treasury:	T+145 bps

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2013

Optional Redemption:

The redemption price for notes that are redeemed before January 15, 2018 will be equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to the date of redemption, plus (ii) a make-whole premium (T+25 bps).

The redemption price for notes that are redeemed on or after January 15, 2018 will be equal to 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to the date of redemption, and will not include a make-whole premium.

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC

Senior Co-Managers:	Credit Agricole Securities (USA) Inc.
RBC Capital Markets, LLC
TD Securities (USA) LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp.
Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.
SMBC Nikko Capital Markets Limited

CUSIP / ISIN:	92276M BA2/ US92276MBA27

Denominations:	$1,000 x $1,000

Trade Date:	December 6, 2012

Settlement Date:	December 13, 2012 (T+5)

Form of Offering:	SEC Registered (Registration No. 333-180521)

Terms applicable to

$225,000,000 3.25% Senior Notes due 2022

Issuers:	Ventas Realty, Limited Partnership and Ventas Capital Corporation

Guarantor:	Ventas, Inc.

Principal Amount:

$225,000,000. The 3.25% senior notes due 2022 being offered hereby are in addition to, and expected to be treated fungibly as a single class with, the $275 million principal amount of the issuers’ existing 3.25% senior notes due 2022 issued on August 3, 2012.

Final Maturity Date:	August 15, 2022

Public Offering Price:	98.509%, plus accrued and unpaid interest from August 3, 2012

Coupon:	3.25%

Yield to Worst:	3.432%

Benchmark Treasury:	1.625% due November 15, 2022

Benchmark Treasury Yield:	1.582%

Spread to Benchmark Treasury:	T+185 bps

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2013

Optional Redemption:

The redemption price for notes that are redeemed before May 15, 2022 will be equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to the date of redemption, plus (ii) a make-whole premium (T+30 bps).

The redemption price for notes that are redeemed on or after May 15, 2022 will be equal to 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to the date of redemption, and will not include a make-whole premium.

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Jefferies & Company, Inc.
KeyBanc Capital Markets Inc.

Senior Co-Managers:	Credit Agricole Securities (USA) Inc.
RBC Capital Markets, LLC
TD Securities (USA) LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp.
Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.
SMBC Nikko Capital Markets Limited

CUSIP / ISIN:	92276M AZ8 / US92276MAZ86

Denominations:	$1,000 x $1,000

Trade Date:	December 6, 2012

Settlement Date:	December 13, 2012 (T+5)

Form of Offering:	SEC Registered (Registration No. 333-180521)

Additional Changes to the Preliminary Prospectus Supplement:

On an as adjusted basis, after giving effect to the sale of the notes offered hereby and the application of the net proceeds therefrom, as if each had occurred on September 30, 2012, we would have had approximately $7.6 billion of outstanding indebtedness (including capital lease obligations but excluding unamortized fair value adjustment and unamortized commission fees and discounts).

Ventas, Inc. and the issuers have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Ventas, Inc. and the issuers have filed with the SEC, including the prospectus supplement, for more complete information about Ventas, Inc., the issuers and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, Ventas, Inc., the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting Barclays Capital Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling toll free 1-888-603-5847 and Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone 1-800-831-9146.